Exhibit 99.2

INmune Bio Advances Ebstrocel™ Toward Potential UK Approval in Mid-2027

●	Final pre-MAA package submitted to MHRA on October 20, 2026

●	Full MAA submission targeted for early February 2027, under a revised strategy that could bring potential UK approval forward by approximately six weeks

●	U.S. BLA expected to be submitted in Q2, 2027

BOCA RATON, Fla., Oct. 21, 2026 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB) (the “Company”), a late-stage biotechnology company focused on inflammation and immunology, today announced that it has submitted its final pre-Marketing Authorisation Application (pre-MAA) package to the UK Medicines and Healthcare products Regulatory Agency (MHRA) for Ebstrocel™ (CORDStrom™), its investigational cell therapy for recessive dystrophic epidermolysis bullosa (RDEB). The company has updated its regulatory submission strategy, as faster-than-expected manufacturing progress supports a full MAA submission in early February 2027, with potential UK approval in mid-2027, subject to MHRA review.

Following MHRA feedback on the final pre-MAA package, INmune Bio plans to finalize and submit a complete application in February 2027, replacing the sequential rolling submission previously planned to begin in late 2026. Based on progress in chemistry, manufacturing and controls (CMC) and discussions with regulatory advisors, the Company believes this approach could accelerate potential UK approval by approximately six weeks compared with the previously anticipated timeline.

The Company anticipates an MHRA response within three to six months after submission, subject to application validation, agency review and any requests for additional information. Submission of the complete package is intended to support assessment of the clinical, manufacturing and quality data together.

“This is a remarkable achievement by the whole CMC team and our external regulatory advisors allowing us to accelerate the potential approval for Ebstrocel for children with RDEB,” said Mark Lowdell, Chief Scientific Officer of INmune Bio. “Our progress allows us to bring forward the anticipated timeline to commercial supply, subject to approval, for children and families waiting for treatment.”

In parallel, INmune Bio has engaged U.S. regulatory advisors with rare disease expertise to prepare and submit a Type B meeting request to the U.S. Food and Drug Administration (FDA). Subject to feedback from that meeting, the Company plans to submit a Biologics License Application (BLA) in the second quarter of 2027, seeking traditional or accelerated approval, as appropriate.

“Based on positive feedback from our regulatory consultants in the U.S, we are prioritizing our FDA application ahead of an EMA submission, building on Ebstrocel’s U.S. Orphan Drug and Rare Pediatric Disease designations,” said David Moss, Chief Executive Officer of INmune Bio. “With potential UK and U.S. approvals in 2027, we are approaching a pivotal year. Approval in either or both markets would mark a major milestone for INmune Bio and bring Ebstrocel closer to patients and families living with RDEB.”

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), late-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. The Company’s clinical-development strategy centers on advanced precision medicine, matching drug mechanisms directly to patient biology to optimize clinical outcomes.

INmune Bio is actively advancing two late-stage product platforms toward registrational milestones:

●	CORDStrom™: A proprietary, pooled, allogeneic, human umbilical cord-derived mesenchymal stromal cell platform engineered to address the historical clinical challenges of donor variability and manufacturing inconsistency. Following successful clinical readouts in RDEB, the platform is transitioning to regulatory filing phases, with an MAA planned for the UK MHRA in 2026 and EU EMA in 2027, alongside a planned U.S. Biologics License Application (BLA) submission.

●	XPro1595™: A Dominant-Negative Tumor Necrosis Factor (DN-TNF) platform designed to selectively neutralize soluble TNF (sTNF) and reduce neuroinflammation without compromising protective immune function. Backed by recently granted FDA Fast Track designation and successful regulatory alignment from an End-of-Phase 2 meeting, XPro1595™ is positioned for an integrated Phase 2b/3 seamless adaptive registrational program in neuroinflammation-enriched early Alzheimer’s disease.

To learn more about INmune Bio’s pipeline and its approach to harnessing the innate immune system, please visit www.inmunebio.com.

Forward Looking Statements

The Company’s product candidates remain in clinical development stage and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, including  Ebstrocel™, XPro™ and INKmune™ trial results, timing of key milestones, future plans or expectations, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDStrom™, XPro1595™ (XPro™, pegipanermin), and INKmune™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA), the UK MHRA or any regulatory body and there cannot be any assurance that they will be approved by the FDA, the UK MHRA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contacts:

David Moss
Chief Executive Officer
(561) 710-0512
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com